Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 1, 2021 (the “Effective Date”) by and between Salt Blockchain Inc., (the “Company”), and Justin English (“Executive”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.    Employment Period. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time; (i) in accordance with the provisions of Paragraph 7 or (ii) by the execution of a new employment agreement between the Company and Executive which expressly supersedes this Agreement. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.

Subject to the terms and conditions of this Agreement, the Company and Executive agree that Executive shall commence performance of the duties set forth in this Agreement on July 1, 2021 (Employee’s “Start Date” in this role). The Parties acknowledge that Executive previously provided services to the Company in the capacity as the Chief Executive Officer, pursuant to an Employment Agreement between the Company and Justin English dated May 1, 2020 (the “Employment Agreement”), which is hereby superseded, except that Sections 4 (Stock Option Grant) and 7 (Termination of Employment) shall continue with full force and effect.

2.    Duties and Responsibilities.

A.    Executive shall serve as the Company’s Chief Executive Officer (“CEO”), and shall report to the Company’s Board of Directors (“Board”). Executive agrees to perform in good faith and to the best of his ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Board.

B.    Executive is expected and agrees to devote appropriate and reasonable working time and attention to the business of the Company. Executive will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive shall perform such services in accordance with all applicable laws, regulations, and codes of conduct, and shall comply with the reasonable and lawful orders of the Board, and shall conform to the reasonable instructions given to him by the Board from time to time, and to endeavor, in all cases and to the best of his ability, to promote the Company’s best interests.

C.    Executive also understands and agrees that he must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the term of his employment.

3.    Compensation.

A.    During the Employment Period, Executive shall receive an annual salary of $250,000 per year effective May 15, 2021, which shall be the Base Salary (“Base Salary”). Executive’s salary is payable in accordance with Company’s normal business practices, which is paid in accordance with the Company’s regular pay practices. No less frequently than annually, Salt will commence a review of operations and consider additional salary adjustments.

B.    In addition to the Base Salary, Executive will be eligible for an annual bonus with specific metrics to be determined by agreement between the Executive and Board, approved as needed by the Board. The bonus is at the Board’s discretion, based on Executive’s performance during the calendar year, and paid out in the following year. Employment on the date that the bonus is paid is a condition of earning the bonus.

C.    The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.

4.     Stock Option Grant. As an incentive compensation, Executive has been granted stock options for the purchase of a total of 300,000 shares of the Company’s common stock, with a strike price per option of $0.38 equal to the fair market value of the Company’s common stock on the grant date, per the terms of the 2019 equity incentive plan. These options are on a vesting schedule retroactive to April 1, 2021. Such stock options will vest on a four-year schedule with 1/48th of the total number of options vested each month until 100% vested on the fourth anniversary of the vesting commencement date. A stock option agreement with further details will be provided to Employee within one month after the signing and execution of this Agreement.

5.    Benefits; Reimbursement.

A.    Health Insurance. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical and dental insurance coverage, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.

B.    Expense Reimbursements. Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company’s business in accordance with the Company’s policies. Such expenses should be within budget and preapproved according to Company policy. Applicable reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.

C.    PTO, Sick, and Holiday Pay. Executive shall be entitled to PTO, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time (noting that the Company currently maintains a flexible time away policy that does not accrue, but may change such policies in its discretion).

6.    Confidentiality. The Executive recognizes and acknowledges that the information, business, list of the Company’s customers and any other trade secret or other secret or confidential information relating to Company’s business as they may exist from time to time are valuable, special and unique assets of Company’s business. Therefore, Executive agrees that pursuant to this Agreement and without affecting the enforceability of any other confidentiality or non-disclosure agreement that Executive may enter into with the company:

A.    That Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Chief Legal Officer of the Company, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Company’s business, except as such disclosure or use may be required in connection with Executive’s work for the Company.

B.    That upon request or at the time of leaving the employ of the Company the Executive will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company’s business.

C.    That the Board of Directors of the Company may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

7.    Termination of Employment. Upon termination of this Agreement, the Company’s and Executive’s respective and exclusive rights and obligations will be as described below. These rights and obligations supersede any other severance policy, agreement or understanding that may be applicable to executives or other employees of the Company during the Employment Term. The Company and Executive agree that, notwithstanding the termination of this Agreement pursuant to the procedures described below, the obligations described in this Section 7 shall survive according to their terms.

A.    Termination of Employment by Company for Good Cause. The Company may terminate this Agreement and Executive’s employment at any time during the Employment Term for Good Cause. For purposes of this Agreement, “Good Cause” shall be defined as commission of any crime involving moral turpitude or constituting a felony, prohibition from participation in securities offerings, or commission of acts against Company which constitute fraud, embezzlement, misappropriation, a breach of the express terms of this Agreement, dishonesty or disloyalty to the Company, gross negligence or other similar serious misconduct. A termination for any other reason shall be considered a termination without Good Cause. In the event that the Company terminates this Agreement and Executive’s employment for Good Cause, it may do so without notice and without compensation of any kind, other than payment for salary, incentive compensation, bonus, and accrued benefits earned by Executive through the date of termination. It is expressly recognized by the Company and Executive that, if the Company determines in its sole discretion the termination is covered by this Article, then the Company may pursue other remedies or rights which it might be able to assert, including civil or criminal action.

B.    Termination of Employment by Company Without Good Cause. The Company may terminate this Agreement and Executive’s employment without Good Cause and for any reason that it deems sufficient in its sole discretion, at any time during the Employment Term, by providing at least sixty (60) days’ prior written notice (the “Notice Period”), or salary payment in lieu of such prior notice, or any combination of prior notice and salary payment that equals sixty (60) days. In the event of the termination of this Agreement and Executive’s employment by the Company pursuant to this Section 7(B), Executive will be entitled to the following:

(1)    Post-Termination Payments. In the event of the termination of this Agreement and Executive’s employment by the Company by the Company without Good Cause, the Executive will be entitled to the following additional payments and benefits, provided that (A) the Executive continues to perform Executive’s duties in good faith during the Notice Period, or during that portion of the Notice Period that the Company elects to have Executive work, and (B) the Executive agrees to and executes a comprehensive General Release and Settlement of All Claims, in form satisfactory to the Company, releasing the Company and all of its related entities, subsidiaries and affiliates, as well as the current and former directors, officers, agents, employees, successors and assigns of each, to the fullest extent permitted by law, from any and all statutory, common law or other claims of whatever nature, arising out of Executive’s employment or the termination thereof:

(i)    The Company will pay to Executive an amount, as severance pay, equal to Executive’s base monthly salary, as adjusted from time to time, following the Executive’s termination date for a period of six (6) months (the “Payment Period”) thereafter. All payments made during the Payment Period shall be made in accordance with the Company’s normal payroll practices and will be subject to all applicable payroll taxes and legally required deductions.

(ii)    In the event that Executive elects to continue the Company’s group health coverage pursuant to COBRA, and provides satisfactory proof to Company of his election of COBRA continuation coverage (for himself and one or more eligible members of Executive’s family) and proof of payment of the applicable COBRA premium, the Company shall reimburse him for a portion of the COBRA premium, for months of coverage during the Payment Period, equal to the Executive’s share of the cost of such group health coverage that he would be required to pay if an active employee. Such reimbursement shall be reported as taxable income to Executive unless the Company determines, in its sole discretion, that such reimbursement conforms to applicable nondiscrimination requirements to be provided on a nontaxable basis for federal income tax purposes.

(2)    Monies Owing as of Last Day of Work. The Executive will be paid all salary and bonuses for services performed through Executive’s last day of employment as provided for herein or as set forth in Company’s policies, unless otherwise required by relevant state or federal law.

(3)    Termination of Compensation and Benefits. Except as expressly provided in this Article, on and after the termination of Executive’s duties under this Agreement, all salary and other compensation and benefits of any kind shall cease, except as required by law (for example, the Executive will be eligible for COBRA continuation in accordance with applicable law).

C.    Termination of Employment by Executive. The Executive may terminate this Agreement and Executive’s employment with Company for any reason at any time.

(1)    If Executive provides the Company with at least sixty (60) days’ written notice of Executive’s termination of employment and this Agreement or such other shorter period as the Board of Directors may provide, the following will apply:

(i)    The Company may elect to continue Executive’s employment to the effective date of Executive’s termination in accordance with the notice provided, or the Company may select an earlier date for Executive’s termination. However, if the Company selects an earlier date for Executive’s termination, the Company will continue Executive’s base salary for the time period between the date of termination selected by the Company and the date of termination specified in Executive’s notice of termination; provided, however, that the total period for which the Company will be obligated shall not exceed sixty (60) days from the date upon which Executive’s notice of termination was received by the Company. The Company’s obligation to pay Executive’s base salary under this Article shall terminate upon the date the Executive secures and commences other full-time employment, if such date occurs earlier.

(ii)    On and after the applicable date described in this Article above, all salary and other compensation and benefits of any kind shall cease, except as required by law (for example, the Executive will be eligible for COBRA continuation coverage in accordance with applicable law).

(2)    If Executive provides less than sixty (60) days’ written notice of Executive’s intent to terminate employment with the Company and this Agreement, the Company may select an earlier effective date for Executive’s termination, and all salary, compensation and benefits of any kind will cease on the earlier effective date.

(3)    If Executive terminates Executive’s employment and this Agreement with or without sixty (60) days’ written notice, Executive will be paid Executive’s base salary for services performed through the Executive’s termination date.

(4)    Except as provided in this Article, none of the compensation described in the Post-Termination Payments section shall apply in the event of termination of employment and this Agreement by the Executive, and the Company’s sole obligation shall be as described in this Section 7.

(5)    The Executive may terminate Executive’s employment with the Company and this Agreement and receive the compensation described in the Post-Termination Payments section (Section 7(B)(1)) subject to the conditions thereto (e.g., execution of a General Release and Settlement of All Claims), if there is a (a) material diminution in the Executive’s base salary or (b) material diminution in the Executive’s authority, duties or responsibilities, such as a demotion (each, a “Good Reason”), provided, however, that the Executive must provide sixty (60) days’ written notice of Executive’s intent to terminate Executive’s employment and this Agreement on the basis of a Good Reason and the Company may correct the Good Reason condition giving rise to Executive’s termination during such sixty (60) day period. Upon correction of the Good Reason condition during such sixty (60) day period, the Executive will no longer be entitled to the Post-Termination Payments described herein. This will not pertain if the employee is moved into a comparable role or remains in Chief Executive Officer role at the same or greater salary.

(6)    Notice Given Fewer than 60 Days Before End of Term. Should the Executive give the Company written notice of Executive’s intent to terminate the employment relationship and Agreement fewer than sixty (60) days before the end of the current six-month term and any subsequent one-year terms thereafter, all rights and obligations of the parties shall be determined by the Agreement in effect at the time of the written notice, and the Agreement then in effect will continue in full force and effect through the Executive’s termination date

D.    Termination by Executive’s Death or Disability. The Employment Term and the Agreement will terminate upon the Executive’s death. If the Executive is incapacitated or disabled by accident, sickness, or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days or longer, the Company, at its option, may terminate the employment of the Executive under this Agreement upon 60 days’ written notice. The Executive must submit to a reasonable number of examinations by a medical doctor, acceptable to the Company’s Board, and to authorize the release to the Company of any medical records or records bearing on a claim of disability by the Executive.

8.    Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

9.    Cessation of Benefits. In the event of a breach by Executive of any of his obligations of this Agreement, he shall cease to be entitled to any further benefits under this Agreement.

10.  Indemnification. To the fullest extent permitted by applicable law, the Company agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees (collectively “Claims”), hereafter or heretofore arising out of or in connection with activities of the Company, its subsidiaries or its employees, including Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that Executive is or was an officer of the Company or any affiliate of the Company. For purposes of clarification and not of limitation, the Company specifically agrees to indemnify, defend and hold Executive harmless from any and all Claims relating to SEC complaints, pending litigation and/or shareholder disputes. To the fullest extent permitted by applicable law, the Company shall advance to Executive expenses of defending any such action, claim, or proceeding, but the Company reserves the right to select or approve (at its discretion) the selection of counsel retained to defend Executive in any such action. However, the Company shall not indemnify Executive or defend Executive against, or hold Executive harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Executive or any actions Executive takes that are outside the scope of Executive’s employment. The Executive’s rights to coverage and indemnification under this Section 10 shall continue for so long as he may be subject to any such liability, whether or not the Employment Period may have ended, and shall cover any and all claims made against the Executive and/or any of his affiliates.

The Company shall maintain directors and officers liability insurance coverage covering Executive in amounts reasonably acceptable to Executive and with insurers reasonably acceptable to Executive. All policies for such coverage shall provide for insurance on an “occurrence” basis, or if on a “claims-made” basis, with sufficient term and coverage for claims made after the date on which Executive’s employment with the Company terminates.

11.  Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

12.  Notices.

A.    Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B.    If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Salt Blockchain Inc.
Attn: Board of Directors
707 17th Street, Suite 4200
Denver, Colorado 80202

To Executive: to such address for Executive as the Company may maintain on file from time to time.

13.   General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

14.    Governing Documents. This Agreement, together with (i) any equity agreements, and (ii) in accordance with the provisions of Paragraph 1, shall constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments and consulting payments following separation from employment with the Company, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter (and, for sake of clarity, further supersedes any agreements or understandings between Executive and Salt Blockchain, Inc. or other legal affiliates of the Company). This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and a duly authorized representative of the Board.

15.    Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of Colorado applicable to agreements executed and wholly performed within the State of Colorado. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

16.    Arbitration.

A.    Except as provided herein, each party hereto agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive’s employment with the Company or its termination. The only claims not covered by this Employment Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

B.    Arbitration will be conducted in Boston, MA. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org). Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

C.    During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.

D.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

E.    This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative agency such as the Equal Employment Opportunity Commission, or Workers’ Compensation Board, but this provision does prohibit Executive from seeking or pursuing court action regarding any such claim.

17.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

18.    Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

IN WITNESS WHEREOF, the parties enter into this Employment Agreement effective as of the date first set forth above.

SALT BLOCKCHAIN INC.

By:	/s/ Neil Wolfson
Neil Wolfson, Board Chair

Date Signed:	08/13/2021

JUSTIN ENGLISH (“EXECUTIVE”)

By:	/s/ Justin English
Justin English

Date Signed:	08/16/2021